Exhibit 99.1

FOR IMMEDIATE RELEASE:	Thursday, December 4, 2003

CONTACT:	Vicki L. Benne
Chief Financial Officer
Isco, Inc.
(402) 465-2097

ISCO REPORTS FIRST QUARTER FISCAL 2004 RESULTS

Lincoln, NE—Isco, Inc. (Nasdaq: ISKO) reported net income for the first quarter ended October 24, 2003, of $611,000, or $0.10 per diluted share, on sales of $17.1 million, compared with net income of $431,000, or $0.07 per diluted share, on sales of $15.5 million for the same period last year.

“Our first quarter sales were extremely strong and hit an all-time high” said Doug Grant, president and COO.  “The increase in sales of $1.6 million over the prior year was due primarily to shipments from our year-end backlog as well as an increased order level on a quarter-over-quarter basis.  Sales of $13.8 million from our largest product lines of samplers, flow meters, and chromatography increased by $1.8 million and drove the overall sales increase. The combined sales of our other products and services were down slightly due to lower sales of syringe pumps offsetting the increases in other products and services.  Domestic sales of $11.3 million were down 3.9% over the prior year and international sales of $5.8 million were up 55.6%.”

Income from operations for the first quarter was $652,000 or 3.8% of net sales compared with $481,000 or 3.1% of net sales for the same period a year ago.  Quarter-over-quarter, the gross margin, as a percentage of sales, decreased from 55.2% to 49.4% while operating expenses of $7.8 million decreased by $266,000 due to decreased selling, general, and administrative (SG&A) expenses.  The first quarter results included non-cash charges of $714,000 to cost of goods sold and $153,000 to selling, general, and administrative (SG&A) associated with impairments in inventory and property associated with the planned divestiture of the supercritical fluid extraction (SFE) product line.  Excluding the impact of the SFE charges, the decline in the gross margin, as a percentage of sales, from the prior year was due to shifts in sales mix in both products and geographic areas while the decrease in operating expenses resulted from the reduction in force and associated expenses that occurred in the latter half of fiscal 2003.

Cash and investments increased by $2.0 million to $16.7 million at October 24, 2003 from the beginning of the year.  The increase in cash was driven by cash flows from operations of $2.6 million offset primarily by cash dividend payments.  Cash flows generated by operations of $2.6 million in the current year compares to a use of cash of $0.2 million in the prior year.  First quarter fiscal 2004 reductions in accounts receivable and inventory were the primary factors in the operating cash flow improvement over the same period of last year.

Doug Grant further commented, “While we are very pleased with our strong quarterly results, excluding the charge associated with the SFE divestiture, we remain cautious about our ability to sustain this performance level.  Looking to the remaining quarters of our fiscal year, our performance will be somewhat dependent on the pace of recovery of the global economy and in the short term will be influenced by the cyclical nature of our environmental business.  Relative to the SFE divestiture, while we are still evaluating exit alternatives, we believe the write-down of assets, primarily inventory, is appropriate based on the current options under consideration.  We intend to make a final decision within the next several months.

Comments included in this News Release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Such risks and uncertainties are detailed in Isco, Inc.’s Annual Report on Form 10-K filed with the SEC in November 2003 and are incorporated herein by reference.  Isco, Inc. cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date hereof.

News releases and other information regarding Isco, Inc. may be found at

www.isco.com on the Internet.

ISCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended
(Amounts in thousands, except per share data)	Oct 24 2003	Oct 25 2002

Net sales	$17,114	$15,494
Cost of sales	8,660	6,945
	8,454	8,549

Operating expenses:
Selling, general, and administrative	6,187	6,403
Research and engineering	1,615	1,665
	7,802	8,068

Income from operations	652	481

Other income (expense):
Investment income	177	169
Interest expense	(43)	(59)
Other, net	65	53
	199	163

Income before income taxes	851	644

Provision for income taxes	240	213

Net income	$611	$431

Basic earnings per share	$0.11	$0.08

Diluted earnings per share	$0.10	$0.07

Cash dividends declared per share	$0.06	$0.06

Weighted average number of shares outstanding (basic)	5,728	5,673

Additional shares assuming exercise of common stock equivalents & dilutive stock options	171	253

Weighted average number of shares outstanding (diluted)	5,899	5,926

ISCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(Amounts in thousands)	Oct 24 2003	July 25 2003

ASSETS

Current assets:
Cash and cash equivalents	$1,823	$5,383
Short-term investments	3,621	4,629
Accounts receivable (net)	9,669	10,590
Inventories	8,770	9,489
Refundable income taxes	—	303
Deferred income taxes	994	812
Other current assets	601	417

Total current assets	25,478	31,623

Property and equipment (net)	13,291	13,768

Long-term investments	11,287	4,717

Other assets	4,310	4,327

Total assets	$54,366	$54,435

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,443	$1,222
Accrued expenses	3,021	3,698
Income taxes payable	181	—
Short-term borrowing	2,277	2,113
Current portion of long-term debt	217	503

Total current liabilities	7,139	7,536

Deferred income taxes	522	532

Long-term debt, less current portion	587	584

Shareholders’ equity	46,118	45,783

Total liabilities and shareholders’ equity	$54,366	$54,435

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